    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000

                                                REGISTRATION NUMBER 333-_______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------


                      MIDCOAST  ENERGY  RESOURCES,  INC.
            (Exact name of registrant as specified in its charter)

           TEXAS                                          76-0378638
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                          1100 LOUISIANA, SUITE 2950
                             HOUSTON, TEXAS 77002
                            PHONE:  (713) 650-8900
                             FAX:  (713) 650-3232
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DAN C. TUTCHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MIDCOAST ENERGY RESOURCES, INC.
                          1100 LOUISIANA, SUITE 2950
                             HOUSTON, TEXAS 77002
                            PHONE:  (713) 650-8900
                             FAX:  (713) 650-3232
(Name, address, including zip code and telephone number, including area code, of agent for service)

                            ----------------------
                                   Copies to:

                                ROBERT G. REEDY
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, SUITE 3400
                           HOUSTON, TEXAS  77002-2764
                                 (713) 226-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]



                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
   TITLE OF EACH CLASS OF             AMOUNT TO BE         PROPOSED MAXIMUM              PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED            REGISTERED    OFFERING PRICE PER SHARE (1)   AGGREGATE OFFERING PRICE (1)   REGISTRATION FEE
====================================================================================================================================
Common stock, par value
 $.01 per share.....................    309,380               $15.59375                      $4,824,395                 $1,273.65
====================================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the high and low prices per share of the common stock reported by the American Stock Exchange on August 4, 2000.

                            ----------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID 8(A), MAY DETERMINE.
================================================================================

  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
  +THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE + +MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH + +THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT+ +AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY + +THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. +
  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 2000
PROSPECTUS
                                 309,380 SHARES

                                     [Logo]

                        MIDCOAST ENERGY RESOURCES, INC.
                                  COMMON STOCK

     This prospectus relates to 309,380 shares of our common stock which will be offered for resale from time to time by certain of our shareholders. 137,500 shares underlie warrants issued in connection with our initial public offering completed on August 14, 1996, exercisable at $10.327 per share and expiring August 13, 2001, and 171,880 shares underlie warrants issued in connection with our merger with Republic Gas Partners, L.L.C. completed on October 31, 1997, exercisable at $15.818 per share and expiring on October 31, 2000.

     Pursuant to this prospectus, the shares may be offered by the selling shareholders, or by certain pledgees, donees, transferees or other successors in interest, from time to time in transactions on the American Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

     Other methods by which the shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the American Stock Exchange, (ii) "at the market" to or through market makers or into an existing market for our common stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (v) any combination of any such methods of sale. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the common stock offered hereby, which common stock such broker-dealers may resell pursuant to this prospectus.

     We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling shareholders under this prospectus. However, we will receive an aggregate of $4,138,760.34 upon exercise of all of the selling shareholders' warrants.

     Our common stock is traded on the American Stock Exchange under the symbol "MRS." The last reported sale price for our common stock on the American Stock Exchange on August 4, 2000 was $15.50.

                             --------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                             --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August ___, 2000

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION......................................  1

THE COMPANY..............................................................  2

FORWARD-LOOKING STATEMENTS...............................................  2

RISK FACTORS.............................................................  3

USE OF PROCEEDS..........................................................  9

SELLING SHAREHOLDERS.....................................................  9

PLAN OF DISTRIBUTION..................................................... 10

LEGAL MATTERS............................................................ 11

EXPERTS.................................................................. 11


                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

       .  Annual Report on Form 10-K for the year ended December 31, 1999;

       .  Quarterly Report on Form 10-Q for the period ended March 31, 2000;

       .  Definitive Proxy Statement on Schedule 14A filed on April 14, 2000;
          and

     . The description of our common stock contained in our Form 8-K filed on September 29, 1999, including any amendments or reports filed for the purpose of updating the description.

     We will provide to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any or all of the information incorporated by reference in this prospectus. This information will be provided at no cost upon written or oral request to us at the following address or telephone number:

           Midcoast Energy Resources, Inc.
           1100 Louisiana, Suite 2950
           Houston, Texas 77002
           (713) 650-8900
           Attention: Duane S. Herbst, Corporate Secretary

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                              ------------------

                                  THE COMPANY

       We are primarily engaged in the transportation, gathering, processing and marketing of natural gas and other petroleum products. As of March 31, 2000, we owned and operated three interstate transmission pipeline systems, one intrastate transmission system, 35 end-user systems and 42 gathering systems representing approximately 4,000 miles of pipeline with an aggregate daily throughput capacity of over 3.2 Bcf of natural gas per day. Our operations also included gas processing and treating facilities and over 90 natural gas liquids and crude oil tanks and rail cars. Our principal business consists of providing transportation services to both end-users and natural gas producers, providing natural gas marketing services to these customers and processing natural gas. In connection with these services, we acquire and construct pipelines to meet these customers' needs. Our principal assets are located in the Gulf Coast and Mid-Continent areas.

     Our principal executive offices are at 1100 Louisiana, Suite 2950, Houston, Texas 77002, and our telephone number is (713) 650-8900. Our other regional offices are in Alabama, Kansas, Louisiana, Mississippi, Texas and Alberta, Canada.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in and incorporated by reference into this prospectus and any prospectus supplement are forward-looking statements. Although, we believe that the expectations reflected in these forward looking statements are reasonable, we cannot give any assurance that such expectations reflected in these forward looking statements will prove to have been correct.

     When used in this prospectus and any prospectus supplement, the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors", and elsewhere in this prospectus.

     You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in "Risk Factors" and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

     We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

                                  RISK FACTORS

     An investment in our common stock involves significant risks. Prospective investors should carefully consider the following factors before investing.

OUR ACQUISITION STRATEGY MAY BE DIFFICULT TO MAINTAIN

     One of our business strategies is to grow through acquisitions. Implementing this strategy requires us to continue to identify attractive or willing acquisition candidates and to acquire such candidates on economically acceptable terms. However, we cannot assure that we will continue to be able to successfully identify and purchase attractive acquisition candidates. Nor can we be assured of acquiring such candidates at a pace necessary to maintain our current rate of growth. We cannot guarantee that other companies will not also compete with us for acquisition candidates. Future competitors may have greater financial resources than us to finance acquisition opportunities and might be willing to pay higher prices for the same acquisition opportunities. Such competition could have the effect of increasing the price of acquisitions or reducing the number of suitable acquisition candidates.

WE COULD HAVE DIFFICULTY INTEGRATING OUR ACQUISITIONS

     If we are unable to manage growth effectively or to successfully integrate new acquisitions into our existing operations, our business and our financial results could be materially adversely affected. Pursuing our acquisition strategy in the future could result in period-to-period fluctuations in our financial position and results of operations. We could have difficulty assimilating the acquired operations, including implementing common information systems and standardizing certain operating and financial reporting procedures. If we do not successfully integrate the acquired companies or assets and implement consistent overall business, accounting and reporting controls, inconsistent operating and financial practices could result. Such inconsistencies could negate the benefits to be derived from a cohesive, efficient enterprise.

     We have a limited operating history for a significant portion of our operations. Substantially all of our pipeline systems have been acquired since January 1, 1996. We may experience difficulties with customers, personnel or operations as we integrate our recent acquisitions. If we are unable to successfully integrate any significant acquisition, particularly the Kansas Pipeline Company acquisition, our results of operations and financial condition could be materially adversely affected.

OUR RAPID GROWTH STRAINS OUR RESOURCES

     Our acquisition and growth strategy and the resulting rapid growth may strain our existing resources because rapid growth:

     . is capital intensive and requires us to continue to invest in operational, financial and management information systems;

     . involves the reallocation of significant amounts of capital from operating initiatives, such as capital improvements and expansions, placing us at risk from a lack of capital resources in key business areas;

     . strains our human resources, placing added emphasis on our ability to attract, retain, motivate and effectively manage our employees; and

     . may divert management's attention from operating matters to acquisitions.

These burdens could have a material adverse effect on our results.

THE RATES WE ARE ABLE TO CHARGE OUR CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES

     Our pipeline business is regulated by the Federal Energy Regulatory Commission and various state and local regulatory agencies. In particular, the Federal Energy Regulatory Commission limits the rates we are permitted to charge our customers for interstate transportation. If the rates we are permitted to charge our customers for use of our regulated pipelines are lowered, the profitability of our pipeline businesses may be reduced.

     Our recently acquired Kansas Pipeline Company system is a Federal Energy Regulatory Commission regulated interstate pipeline and is currently involved in a rate case. The rate case was filed on August 27, 1999 at the direction of the Federal Energy Regulatory Commission. The filing will determine whether the rates proposed by Kansas Pipeline Company are just and reasonable. Two of our customers and the state regulatory commissions that regulate them have filed interventions and protests with respect to our request. Formal negotiations for the settlement of the rate case have not yet commenced, and it is impossible to determine the outcome of the rate case at this time. In addition, it is possible that the Federal Energy Regulatory Commission will order a reduction in the rates below the level of our preliminary approved rates. Such a determination could have an adverse effect on our revenue and cash flow and the carrying values of the related assets.

THE ACQUISITION OF ASSETS AND BUSINESSES ENTAILS UNCERTAIN RISKS

     There are risks and uncertainties associated with the acquisition of assets and businesses, including but not limited to:

     . undiscovered and unidentified acquisition liabilities, including liabilities arising from non-compliance with governmental regulation and environmental laws by former owners for which we, as the new owner, may be liable;

     . failure of acquired companies or pipeline systems to achieve the financial results projected in our valuation models; and

     .  unanticipated operating problems or legal liabilities.

WE MAY HAVE DIFFICULTY SECURING ADDITIONAL FINANCING, AND OUR ACTIVITIES MAY BE RESTRICTED BY DEBT COVENANTS

     Our growth strategy is capital intensive and depends on our ability to successfully acquire or construct additional pipeline systems. Our ability to implement this strategy depends upon our ability to obtain financing for such acquisitions and construction projects. To date, we have satisfied substantially all of our working capital needs through cash flow from operations, the public sale of common stock, borrowings under our credit facilities and other short-term borrowings. Substantially all of our assets are pledged to secure our $300 million credit facility. As of March 31, 2000, we had approximately $241 million of outstanding indebtedness under our $300 million credit facility which matures on November 8, 2004. In addition, as of March 31, 2000, there was $4.9 million in accrued interest under the facility. Our
March 31, 2000 ratio of long-term debt to total capitalization (i.e., long-term debt divided by the sum of long-term debt and shareholders equity) was approximately 60%. Our debt could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes.

     We have no current commitments or arrangements for longer term financing beyond the maturity date of our $300 million credit facility on November 8, 2004. Furthermore, there is no assurance that we will not need additional funds to implement our growth strategy, or that any needed longer term financing funds will be available, if at all, on acceptable terms. We will need to refinance any balances due under our $300 million credit facility on November 8, 2004 if that facility is not renewed. If we are unable to refinance or raise additional funds, it will have a material adverse effect on our operations. If we raise funds by selling additional equity securities, your share ownership will be diluted. Our $300 million credit facility also contains a number of significant covenants limiting our ability to, among other things, borrow additional money, transfer or sell assets, invest in or acquire other entities, expand our lines of business or those of our subsidiaries, create liens and enter into a merger or consolidation. These covenants also require us to meet certain financial tests. If we are unable to meet our debt service obligations or to comply with these covenants, there would be a default under our $300 million credit facility. Such a default, if not waived, could result in acceleration of the repayment of our debt and have a material adverse effect on our operations and cash flows.

IF ANY CUSTOMER FAILS TO PERFORM ITS CONTRACTUAL OBLIGATIONS, OUR FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY IMPACTED

     Based on their share of our gross margin, as of March 31, 2000, our two largest customers are Kansas Gas Service and Missouri Gas Energy. These customers accounted for 24% and 15%, respectively, of our gross margin for the three months ended March 31, 2000. If one of these customers fails to perform its contractual obligations and we are unable to recontract its natural gas or collect monies owed to us, our financial position could be adversely impacted.

WE RELY ON KEY PERSONNEL

     We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team led by Mr. Dan C. Tutcher. We have entered into employment agreements with the senior management team that contain non-competition provisions. Notwithstanding these agreements, we may not be able to retain our senior management team and may not be able to enforce the non-competition provisions in the employment agreements. If Mr. Tutcher or other members of the senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

BECAUSE OF THE HIGHLY COMPETITIVE NATURE OF THE PIPELINE BUSINESS, WE MAY NOT BE ABLE TO RETAIN EXISTING CUSTOMERS OR ACQUIRE NEW CUSTOMERS

     Competition is intense in many of our markets. Some of our competitors have greater financial resources and access to larger supplies of natural gas than those available to us. These resources could allow those competitors to price their services more aggressively than we do, which could hurt our profitability.

     We cannot give any assurances that we will be able to renew or replace our current contracts as they expire. The renewal or replacement of existing long-term contracts with our customers at rates sufficient to current revenues and cash flows depends on a number of factors beyond our control, including:

     .  competition from other pipelines; and

     .  the price of, and demand for, natural gas in markets served.

WE COULD BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATION

     Our interstate pipeline systems are subject to many restrictions mandated by the Federal Energy Regulatory Commission. The restrictions are subject to change and could affect these systems to various degrees. The significant interstate regulatory factors that have previously affected these systems or could affect these systems from time to time include the following:

     . inability to obtain timely Federal Energy Regulatory Commission authorization for additional allowable firm throughput or for rate increases;

     . attempts by large volume customers or gas suppliers to construct gas facilities connecting to another pipeline or other source of gas supply in order to bypass our systems; and

     . uncertainties related to regulation of interstate pipelines that supply distribution companies.

     The construction, operation, maintenance and safety of our intrastate pipelines are typically regulated by the state regulatory commissions with jurisdictional authority, and our Calmar system is regulated by Canadian authorities. It is possible that future state or Canadian regulatory measures will adversely affect our intrastate or Canadian business and financial results. In such events, the state's or Canada's regulatory authorities could temporarily suspend or hinder operations in their particular jurisdiction.

OUR GAS MARKETING OPERATIONS INVOLVE MARKET AND PRICE RISKS

     As part of our gas marketing activities, we purchase natural gas at a price determined by prevailing market conditions. Simultaneously with our purchase of natural gas, we generally resell natural gas at a higher price under a sales contract that is comparable in terms to our purchase contract, including any price escalation provisions. In most instances, small margins are characteristic of natural gas marketing because there are numerous companies of greatly varying size and financial capacity who compete with us in the marketing of natural gas. The profitability of our natural gas marketing operations depends on the following factors:

     . our responsiveness to changing markets and our ability to negotiate natural gas purchase and sales agreements in changing markets;

     .  reluctance of end-users to enter into long-term purchase contracts;

     . consumers' willingness to use other fuels when natural gas prices get too high;

     . timing of imbalance or volume discrepancy corrections and their impact on financial results; and

     .  the ability of our customers to make timely payment.

OUR RESULTS ARE AFFECTED BY FLUCTUATIONS IN DEMAND DUE TO WEATHER

     We experience quarter-to-quarter fluctuations in our financial results because our natural gas sales and pipeline throughputs are affected by changes in demand for natural gas, primarily because of the weather. In particular, demand on the Magnolia, Kansas Pipeline Company, MIT and MIDLA systems fluctuates due to weather variations because of the large municipal and other seasonal customers that are served by the respective systems. As a result, the winter months have historically generated more income than summer months on these systems. Our efforts to minimize such effects may not have any impact on future quarter-to-quarter fluctuations resulting from seasonal demand patterns.

OUR PROFITABILITY IS AFFECTED BY THE VOLATILITY OF NATURAL GAS LIQUIDS AND NATURAL GAS PRICES

     The profitability of our natural gas processing operations is affected by volatility in prevailing NGL and natural gas prices. This business segment contributed $5.5 million or approximately 27.9% of our gross margin for the quarter ended March 31, 2000. NGL and natural gas prices have been subject to significant volatility in recent years in response to relatively minor changes in the supply and demand for NGLs and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Our acquisitions of the Anadarko system in September 1998, the Mendota system in December 1998 and Flare, L.L.C. in March 1999, which included additional natural gas processing facilities, have increased our sensitivity to NGL and natural gas price fluctuations.

WE ARE SUBJECT TO LIABILITIES AND COSTS UNDER ENVIRONMENTAL LAWS

     Our operations are subject to federal, state and local laws and regulations, including those relating to the protection of the environment, natural resources, health and safety, waste management and transportation of hydrocarbons and chemicals. Sanctions for noncompliance may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. Environmental laws have become more stringent over the years. These laws sometimes apply retroactively. As a result of our historical waste disposal practices, we may incur material environmental costs and liabilities that may not be covered by insurance. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. There also may be no assurance that we have discovered and identified all acquisition liabilities, including liabilities arising from non-compliance with governmental regulation and environmental laws by former owners, and for which we, as the new owner, may be responsible.

OUR OPERATIONS ARE SUBJECT TO MANY HAZARDS AND OPERATING RISKS THAT MAY NOT BE COVERED FULLY BY INSURANCE

     Our operations are subject to many hazards.  These hazards include:

     . damage to pipelines, related equipment and surrounding properties caused by hurricanes, floods, fires and other natural disasters;

     .  inadvertent damage from construction and farm equipment;

     .  leakage of natural gas and other hydrocarbons;

     .  fires and explosions; and

     . other hazards, including those associated with sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

     We have insurance to protect against many of these liabilities. This insurance is capped at certain levels and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. Moreover, we may not be able to maintain insurance at adequate levels or at reasonable rates. Particular types of coverage are not currently available and may not be available in the future. Because 33% of our gross margin is derived from the Kansas Pipeline Company system, if catastrophic conditions occur that interrupt delivery of natural gas from that system, the profitability of our operations could be adversely affected.

WE COULD BE ADVERSELY AFFECTED BY INADEQUATE GAS SUPPLIES

     If we are unable to maintain the throughput on our gathering systems at current levels by accessing new natural gas supplies to offset the natural decline in reserves, our business and financial results could be materially adversely affected. We purchase substantially all of our natural gas on the spot market. These purchase contracts may be affected by factors beyond our control such as:

     .  capacity restraints;

     .  temporary regional supply shortages;

     .  lack of new drilling activity;

     . inability of wells to deliver natural gas at required pipeline quality and pressure; and

     .  depletion of reserves.

WE MAY NOT CONTINUE TO DECLARE DIVIDENDS IN THE FUTURE

     Our common stockholders may receive dividends out of legally available funds if, and when, they are declared by our board of directors. Our current policy is to declare quarterly cash dividends at a rate of $.07 per share of common stock. The amount of future cash dividends, if any, will depend upon future earnings, results of operations, capital requirements, covenants contained in our various financing agreements, our financial condition and certain other factors. We cannot assure you that dividends will be paid in the future.

OUR ABILITY TO ISSUE PREFERRED STOCK MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

     Certain provisions of our articles of incorporation could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to our stockholders. The articles of incorporation allow us to issue preferred stock without stockholder approval. Issuances of preferred stock could make it difficult for a third party to acquire us.

SALES OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE

     The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     Assuming that all warrants are exercised, approximately 13.0 million shares of our common stock will be outstanding, based on the number of shares outstanding at March 31, 2000. Of these shares, the 309,380 million shares offered under this registration statement will be freely tradeable without restrictions under the Securities Act of 1933, except for any shares purchased by our "affiliates" (as defined in Rule 144 under the Securities Act of 1933).

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK

     Our common stock is traded on the American Stock Exchange. Average daily trading volume for our common stock, as reported by the American Stock Exchange for the first quarter of 2000, was approximately 19,144 shares. Despite the increase in the number of shares of common stock to be publicly held as a result of the exercise of the warrants, should additional equity be issued, we cannot assure you that a more active trading market will develop. Because there is a small public float in our common stock and it is thinly traded, sales of small amounts of common stock in the public market could materially adversely affect the market price for our common stock. If a more active market does not develop, we may not be able to sell shares in the future promptly, for prices that we deem appropriate, or perhaps at all.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling shareholders under this prospectus. However, we will receive an aggregate of $4,138,760.34 if all of the selling shareholders' warrants are exercised. We will use the proceeds from the exercise of the warrants for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. We agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the selling shareholders not specifically provided for by the parties), estimated to be approximately $25,000 in connection with the registration and sale of the shares being offered by the selling shareholders.

     Pursuant to a registration rights agreement with certain selling shareholders and a warrant agreement with other selling shareholders, we have agreed to indemnify certain of the selling shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments such selling shareholders may be required to make in respect of certain losses, claims, damages or liabilities.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information concerning each of the selling shareholders. Assuming that the selling shareholders offer all of their shares of our common stock being registered hereunder, the selling shareholders will not have any beneficial ownership except as otherwise provided in the table. The shares are being registered to permit the selling shareholders and certain of their respective donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                     NUMBER OF SHARES
                                      OWNED AND TO BE     NUMBER OF         NUMBER OF         PERCENTAGE OF
                                      OWNED PRIOR TO    SHARES BEING       SHARES OWNED       SHARES OWNED
      SELLING SHAREHOLDERS              OFFERING (1)     OFFERED (1)     AFTER OFFERING (2)  AFTER OFFERING
      --------------------           ----------------    -------------  ------------------   --------------
Stanley L. Bartels...............          16,500          16,500                 0                 *
Glenn S. Cushman.................           5,550           5,500                 0                 *
Joel Gold........................          22,459          22,459                 0                 *
NK Holdings, Ltd. ...............          22,916          22,916                 0                 *
Dorothea Nolan et al, Executors..          22,917          22,917                 0                 *
T. Marshall Swartwood............          34,833          34,833                 0                 *
Thomas M. Swartwood..............           7,115           5,500             1,615                 *
A. Jones Yorke...................           6,875           6,875                 0                 *
Cortez Natural Gas, Inc (3)......         541,097         139,496           401,601               3.1%
Republic Gas Corp. (4)...........          52,015          16,192            35,823                 *
Riverbend Gas Company (5)........          61,015          16,192            44,823                 *

----------------------
   * Less than 1%.

(1) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which we cannot predict at this time.

(2) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.

(3) Ted Collins, Jr., one of our directors, is a principal shareholder of this corporation.

(4) Jerry J. Langdon, a principal shareholder of this corporation, served as one of our directors from 1997 to 1998.

(5) Jim Wright, a principal shareholder of this corporation, serves as president of our Midcoast Canada Operating Corporation subsidiary.

                                  PLAN OF DISTRIBUTION

     This prospectus covers the resale of shares of our common stock by the selling shareholders. As used in this prospectus, "selling shareholders" includes holders of shares of our common stock received from a selling shareholder after the date of this prospectus and who received such shares by gift or other transfer by such selling shareholder to an immediate family member of such shareholder, by will or through operation of the laws of descent and distribution, and their respective administrators, guardians, receivers, executors or other persons acting in a similar capacity. The selling shareholders may sell their shares of common stock under this prospectus:

     . through one or more broker-dealers acting as either principal or agent; . through underwriters;
     . directly to investors; or
     . any combination of these methods.

     The selling shareholders will fix a price or prices, and they may change the price, of the shares of common stock offered based upon:

     . market prices prevailing at the time of sale;
     . prices related to those market prices; or . negotiated prices.

     These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions);

     . on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;
     . in the over-the-counter market;
     . in private transactions;
     . through the writing of options, whether the options are listed on an option exchange or otherwise; or
     . through the settlement of short sales.

     Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions from the selling shareholder or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

     To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     In connection with an underwritten offering, if any, the underwriters may make short sales of shares of our common stock and may purchase shares of our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in any such offering. Short sales may be "covered" or "naked" short sales.

     . "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares in an offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

     . "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling shareholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

     We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the shares covered by this prospectus, other than selling shareholders' attorneys' fees and commissions, fees and discounts of underwriters, brokers, dealers and agents.

     Our outstanding shares of common stock are listed on the American Stock Exchange under the symbol "MRS." Any additional common stock we issue will also be listed on the American Stock Exchange.

     We have agreed to keep the registration statement which includes this prospectus, effective until October 31, 2001, subject to extension for any suspension or blackout periods during which shares covered by this prospectus cannot be sold.

     The shares issuable upon exercise of the warrants may be distributed if, and when, such warrants are exercised by their holders.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Midcoast Energy Resources, Inc. for the years ended December 31, 1997 and 1998 have been so incorporated in reliance on the report of Hein + Associate LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

 ======================================================       ======================================================
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER                              309,380 SHARES
PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF
ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT
INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT
MAKING AN OFFER TO SELL THESE SECURITIES IN ANY
JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN
THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT
COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL
CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE
CHANGED SINCE THAT DATE.

                                                                                  MIDCOAST ENERGY
                                                                                  RESOURCES, INC.
              ------------------------


                  TABLE OF CONTENTS                                                COMMON STOCK

Where You Can Find More Information.................  1
The Company.........................................  2
Forward-Looking Statements..........................  2
Risk Factors........................................  3
Use of Proceeds.....................................  9
Selling Shareholders................................  9
Plan of Distribution................................ 10
Legal Matters....................................... 11
Experts............................................. 11                       ----------------------
                                                                                     PROSPECTUS
                                                                              ----------------------

======================================================       ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

        SEC Registration Fee............................  $ 1,274
        Blue Sky Fees and Expenses......................    2,000
        Printing and Mailing Costs......................      500
        Legal Fees and Expenses.........................   15,000
        Accounting Fees and Expenses....................    5,500
        Miscellaneous...................................      726
                                                          -------
                Total...................................  $25,000
                                                          =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted under Texas law. Our Articles of Incorporation limit the personal liability of a director to the corporation or its shareholders to damages for: (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act or omission for which the liability of a director is expressly provided for by an applicable statute, or (iv) any transaction from which the director derived an improper personal benefit.

     Furthermore, pursuant to certain indemnity agreements executed by each current director and executive officer, we must indemnify, defend and hold harmless our directors and officers from and against any loss, liability or claim arising out of or relating to their capacities as such. We have in effect an insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by us, against loss (including expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as our directors and officers. The policy also reimburses us for liability incurred in the indemnification of our directors and officers.

     Summary of Texas Law. The following is a summary of the indemnification provisions of Texas law.

     Scope. A corporation is permitted to provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise against judgments, penalties, fines, settlements and reasonable expenses actually incurred by an indemnified party in connection with a proceeding. However, if the person is found liable to the corporation, or if the person is found liable on the basis he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses, and no indemnification will be available if the person is found liable for willful or intentional misconduct.

     Advancement of Expenses. Reasonable court costs and attorneys' fees incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of such corporation may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives (i) a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Texas law and (ii) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements or if indemnification for such expenses is precluded under Texas law.

     Procedure for Indemnification. Texas law provides that a determination that indemnification is appropriate under Texas law shall be made (i) by a majority vote of a quorum consisting of directors who are not party to the proceeding,
(ii) if such a quorum cannot be obtained, by a special committee of the board of directors consisting of at least two directors not party to the proceeding,
(iii) by special legal counsel, or (iv) by stockholder vote.

     Mandatory Indemnification. Under Texas law, indemnification by the corporation is mandatory only if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding.

     Insurance. Texas law allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. In addition, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement.

     Standard of Care. In general, directors are charged with the duty in their decision-making process and oversight responsibilities to act as would a reasonably prudent person in the conduct of such person's own affairs.

     Stockholder Reports. Texas law requires a report to the stockholders upon indemnification or advancement of expenses.

     Limited Liability of Directors. Texas law permits a corporation to eliminate in its charter all monetary liability of a director to the corporation or its stockholders for conduct in the performance of such director's duties. However, Texas law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders;
(ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) engaging in a transaction from which the director obtains an improper benefit; or (v) violating applicable statutes which expressly provide for the liability of a director.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.

EXHIBITS                                                         DESCRIPTION
--------                                                         -----------
 4.1   --   Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast
            Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).
 4.2   --   Representative's Warrants. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643)
            dated August 8, 1996).
 4.3   --   Voting Proxy Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc., Stevens G. Herbst, Kenneth
            B. Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank National Association. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).
 4.4   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Stevens G.
            Herbst. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8,
            1996).
 4.5   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Kenneth B.
            Holmes, Jr. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8,
            1996).
 4.6   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Rainbow
            Investments Company. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated
            August 8, 1996).
 4.7   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Dan Tutcher, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.11).
 4.8   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and I.J. Berthelot, II, dated August 15,
            1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.12).
 4.9   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Richard Robert, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.13).
4.10   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Duane Herbst, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.14).
4.11   --   First Amendment to Voting/Proxy Agreement dated April 29, 1998 by and between Midcoast Energy Resources, Inc. and Steven
            G. Herbst, June Herbst, Kenneth Holmes, Jr., Dorothy C. Holmes and Rainbow Investments Company and Chase Bank of Texas.
            (Incorporated by reference from Form 10-Q for the three months ended March 31, 1998 as Exhibit 4.14).
 5.1   --   Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).
23.1   --   Consent of Hein + Associates LLP (filed herewith).
23.2   --   Consent of PricewaterhouseCoopers LLP (filed herewith).
23.3   --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
24.1   --   Powers of Attorney (included on signature page).

     (b) Financial Statement Schedules. All schedules are omitted because they are not applicable or because the applicable financial statements have been previously included in a filing with the Commission.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 2000.


                              MIDCOAST ENERGY RESOURCES, INC.



                              By:   /s/ DAN C. TUTCHER
                                  ----------------------------------------
                                    Dan C. Tutcher, Chairman of the Board
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan C. Tutcher and Duane S. Herbst, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                             TITLE                        DATE
----------------------------   -------------------------------------   --------------

      /s/ DAN C. TUTCHER       Chairman of the Board, President and    August 7, 2000
----------------------------         Chief Executive Officer
        Dan C. Tutcher            (Principal Executive Officer)

   /s/ I. J. BERTHELOT, II       Executive Vice President, Chief       August 7, 2000
----------------------------     Operating Officer and Director
     I. J. Berthelot, II

    /s/ RICHARD A. ROBERT      Chief Financial Officer and Treasurer   August 7, 2000
----------------------------    (Principal Financial and Accounting
      Richard A. Robert                      Officer)

   /s/ TED COLLINS, JR.                      Director                  August 7, 2000
----------------------------
      Ted Collins, Jr.

  /s/ CURTIS J. DUFOUR, III                  Director                  August 7, 2000
----------------------------
    Curtis J. Dufour, III

  /s/ RICHARD N. RICHARDS                    Director                  August 7, 2000
----------------------------
    Richard N. Richards

    /s/ BRUCE WITHERS                        Director                  August 7, 2000
----------------------------
       Bruce Withers

                               INDEX TO EXHIBITS

EXHIBITS                                                        DESCRIPTION
------------                                                    -----------
 4.1   --   Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast
            Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).
 4.2   --   Representative's Warrants. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643)
            dated August 8, 1996).
 4.3   --   Voting Proxy Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc., Stevens G. Herbst, Kenneth
            B. Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank National Association. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).
 4.4   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Stevens G.
            Herbst. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8,
            1996).
 4.5   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Kenneth B.
            Holmes, Jr. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8,
            1996).
 4.6   --   Registration Rights Agreement dated August 5, 1996, by and between Midcoast Energy Resources, Inc. and Rainbow
            Investments Company. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated
            August 8, 1996).
 4.7   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Dan Tutcher, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.11).
 4.8   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and I.J. Berthelot, II, dated August 15,
            1997. (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.12).
 4.9   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Richard Robert, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.13).
4.10   --   Executive Severance Agreement by and between Midcoast Energy Resources, Inc. and Duane Herbst, dated August 15, 1997.
            (Incorporated by reference from Form 10-K for the year ended December 31, 1997 as Exhibit 4.14).
4.11   --   First Amendment to Voting/Proxy Agreement dated April 29, 1998 by and between Midcoast Energy Resources, Inc. and Steven
            G. Herbst, June Herbst, Kenneth Holmes, Jr., Dorothy C. Holmes and Rainbow Investments Company and Chase Bank of Texas.
            (Incorporated by reference from Form 10-Q for the three months ended March 31, 1998 as Exhibit 4.14).
 5.1   --   Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).
23.1   --   Consent of Hein + Associates LLP (filed herewith).
23.2   --   Consent of PricewaterhouseCoopers LLP (filed herewith).
23.3   --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
24.1   --   Powers of Attorney (included on signature page).
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